Exhibit 11

Pinnacle Entertainment, Inc.

Computation of Earnings Per Share

	For the three months ended June 30,
	Basic		Diluted (a)
	2005	2004	2005	2004
	(in thousands, except per share data)
Average number of common shares outstanding	40,534	35,531	40,534	35,531
Average common shares due to assumed conversion of stock options	0	0	1,975	1,291

Total shares	40,534	35,531	42,509	36,822

Net income (loss)	$(4,178)	$15,743	$(4,178)	$15,743

Net income (loss) per share	$(0.10)	$0.44	$(0.10)	$0.43

	For the six months ended June 30,
	Basic		Diluted (a)
	2005	2004	2005	2004
	(in thousands, except per share data)
Average number of common shares outstanding	40,518	33,474	40,518	33,474
Average common shares due to assumed conversion of stock options	0	0	1,948	1,363

Total shares	40,518	33,474	42,466	34,837

Net income (loss)	$(6,409)	$17,176	$(6,409)	$17,176

Net income (loss) per share	$(0.16)	$0.51	$(0.15)	$0.49

(a)	When the computed diluted values are anti-dilutive, the basic per share values are presented on the face of the consolidated statements of operations.